Filed Pursuant to Rule 433

Registration No. 333-203935

Issuer Free Writing Prospectus dated May 13, 2015

Relating to Preliminary Prospectus Supplement dated May 13, 2015

QUALCOMM INCORPORATED

$250,000,000 FLOATING RATE NOTES DUE 2018

$250,000,000 FLOATING RATE NOTES DUE 2020

$1,250,000,000 1.400% NOTES DUE 2018

$1,750,000,000 2.250% NOTES DUE 2020

$2,000,000,000 3.000% NOTES DUE 2022

$2,000,000,000 3.450% NOTES DUE 2025

$1,000,000,000 4.650% NOTES DUE 2035

$1,500,000,000 4.800% NOTES DUE 2045

PRICING TERM SHEET

MAY 13, 2015

FLOATING RATE NOTES
	2018 NOTES	2020 NOTES

Issuer:	QUALCOMM Incorporated

Security Description:	Floating Rate Notes due 2018	Floating Rate Notes due 2020

Principal Amount:	$250,000,000	$250,000,000

Maturity Date:	May 18, 2018	May 20, 2020

Designated LIBOR Page:	Reuters Page LIBOR 01	Reuters Page LIBOR 01

Spread to LIBOR:	+27 bps	+55 bps

Index Maturity:	Three months	Three months

Interest Reset Period:	Quarterly	Quarterly

Interest Payment Dates:	Quarterly on February 20, May 20, August 20 and November 20, commencing on August 20, 2015, and on the maturity date	Quarterly on February 20, May 20, August 20 and November 20, commencing on August 20, 2015

Initial Interest Rate:	Three month LIBOR plus 27 bps, determined on the second London business day preceding the scheduled closing date	Three month LIBOR plus 55 bps, determined on the second London business day preceding the scheduled closing date

Initial Price to Public:	100.00%	100.00%

Gross Proceeds to the Issuer:	$250,000,000	$250,000,000

Optional Redemption Provisions:	None	None

Day Count Convention:	Actual/360, Adjusted	Actual/360, Adjusted

CUSIP / ISIN:	747525 AH6 / US747525AH60	747525 AL7 / US747525AL72

FIXED RATE NOTES

	2018 NOTES	2020 NOTES	2022 NOTES	2025 NOTES	2035 NOTES	2045 NOTES

Issuer:	QUALCOMM Incorporated

Security Description:	1.400% Notes due 2018	2.250% Notes due 2020	3.000% Notes due 2022	3.450% Notes due 2025	4.650% Notes due 2035	4.800% Notes due 2045

Principal Amount:	$1,250,000,000	$1,750,000,000	$2,000,000,000	$2,000,000,000	$1,000,000,000	$1,500,000,000

Maturity Date:	May 18, 2018	May 20, 2020	May 20, 2022	May 20, 2025	May 20, 2035	May 20, 2045

Benchmark Treasury:	0.750% due April 15, 2018	1.375% due April 30, 2020	1.750% due April 30, 2022	2.000% due February 15, 2025	3.000% due November 15, 2044	3.000% due November 15, 2044

Benchmark Treasury Price and Yield:	99-14 ; 0.946%	99-2 3⁄4 ; 1.567%	98-11 ; 2.006%	97-14+ ; 2.293%	98-12 ; 3.084%	98-12 ; 3.084%

Spread to Benchmark Treasury:	+50 bps	+70 bps	+100 bps	+120 bps	+160 bps	+175 bps

Yield to Maturity:	1.446%	2.267%	3.006%	3.493%	4.684%	4.834%

Coupon:	1.400%	2.250%	3.000%	3.450%	4.650%	4.800%

Interest Payment Dates:	Semi-annually on May 20 and November 20, commencing on November 20, 2015, and on the maturity date	Semi-annually on May 20 and November 20, commencing on November 20, 2015	Semi-annually on May 20 and November 20, commencing on November 20, 2015	Semi-annually on May 20 and November 20, commencing on November 20, 2015	Semi-annually on May 20 and November 20, commencing on November 20, 2015	Semi-annually on May 20 and November 20, commencing on November 20, 2015

Initial Price to Public:	99.866%	99.920%	99.962%	99.640%	99.562%	99.464%

Gross Proceeds to the Issuer:	$1,248,325,000	$1,748,600,000	$1,999,240,000	$1,992,800,000	$995,620,000	$1,491,960,000

Optional Redemption Provisions:	At any time: make-whole redemption at a discount rate of Treasury plus 10 bps	At any time: make-whole redemption at a discount rate of Treasury plus 12.5 bps	At any time: make-whole redemption at a discount rate of Treasury plus 15 bps

At any time prior to February 20, 2025 (3 months prior to maturity) make-whole redemption at a discount rate of Treasury plus 20 bps

On or after February 20, 2025 (3 months prior to maturity): redemption at par

At any time prior to November 20, 2034 (6 months prior to maturity) make-whole redemption at a discount rate of Treasury plus 25 bps

On or after November 20, 2034 (6 months prior to maturity): redemption at par

At any time prior to November 20, 2044 (6 months prior to maturity) make-whole redemption at a discount rate of Treasury plus 30 bps

On or after November 20, 2044 (6 months prior to maturity): redemption at par

Day Count Convention:	30/360	30/360	30/360	30/360	30/360	30/360

CUSIP / ISIN:	747525 AG8 / US747525AG87	747525 AD5 / US747525AD56	747525 AE3 / US747525AE30	747525 AF0 / US747525AF05	747525 AJ2 / US747525AJ27	747525 AK9 / US747525AK99

FLOATING RATE NOTES AND FIXED RATE NOTES

Ratings:*	A1 / A+ (Moody’s / S&P)

Trade Date:	May 13, 2015

Settlement Date:

May 20, 2015 (T+5)

It is expected that delivery of the notes will be made on or about May 20, 2015, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the initial pricing date of the notes or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Legal Format:	SEC Registered

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC.

Co-Managers:

BNP Paribas Securities Corp.

CastleOak Securities, L.P.

Citigroup Global Markets Inc.

Drexel Hamilton, LLC

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

Samuel A. Ramirez & Company, Inc

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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